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                                                                   EXHIBIT 99-37

November 22, 2000

DETROIT EDISON MOVES CLOSER TO RATE CUT FOR ALL CUSTOMERS

         DETROIT - Detroit Edison today moved another step closer to issuing rate reduction bonds that will result in lower electric rates for all of its customers in Southeastern Michigan. Detroit Edison requested confirmation and clarification from the Michigan Public Service Commission (MPSC) regarding several provisions in the commission's Nov. 2 order authorizing the utility to issue the rate reduction bonds. The order allows for the securitization, or refinancing, of the company's qualifying assets.

         Through the sale of the bonds, Detroit Edison will refinance its qualifying assets at lower costs creating savings that will be passed on to all residential and business customers in the form of lower rates. Residential customers began benefiting from a 5-percent rate cut in June as authorized by restructuring legislation signed by Gov. John Engler. Business customers will receive the benefit of lower rates following the issuance of the rate reduction bonds. Additionally, securitization will provide funding of low-income and energy efficiency programs.

         In its request filed with the commission today, Detroit Edison seeks to clarify that the savings passed along to customers through lower rates should not exceed the savings realized through securitization. The utility also seeks to clarify the commission's apparent intent to ensure that customers who choose bundled rates under the traditional utility structure and those who choose unbundled rates through electric choice programs all benefit similarly from the issuance of the bonds. The utility presented implementation steps that would assure the commission of this result.

         In addition, in its Nov. 2 order, the commission indicated that costs associated with the residential rate cut incurred between Nov. 2, the date of the commission order, and the bond issuance date would be recoverable. However, no mechanism for recovery was outlined. In the request filed today, Detroit Edison put forth a specific mechanism to address this recovery. The company proposed that if the rate reduction bonds are issued before March 31, 2001, costs would be recovered through securitization savings. If the bonds are issued after that date, the costs will be included in the securitization total, but not in excess of the $1.77 billion total authorized by the commission.

         "We believe that today's filing will ensure that the restructuring vision of the state legislature and Gov. Engler will be realized in a way that will provide benefits to all electricity users in Southeastern Michigan," said Anthony F. Earley Jr., chairman and chief executive officer. "By requesting clarification now, we are providing assurances to business customers of genuine savings without potential delays down the road."

         Earley said that the commission is likely to issue a revised, final securitization order by mid to late December, after which Detroit Edison will proceed with arranging the financing, which is expected in the first quarter of 2001.

         DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy's principal operating subsidiary is Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan. DTE Energy announced in October 1999, plans to merge with MCN Energy Group, parent company of Michigan Consolidated Gas Co., a natural gas utility serving 1.2 million customers in Michigan. The proposed company, DTE Energy, would be the largest energy utility in the state. Information about DTE Energy is available on the World Wide Web at http://www.dteenergy.com.

         This press release contains forward-looking statements; and the estimates contained herein are subject to a number of variables discussed in the company's reports filed with the Securities and Exchange Commission.


For Further Information:

Lewis K. Layton                                      Lorie N. Kessler
(313) 235-8809                                       (313) 235-8807